Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 4, 2016, relating to the statement of revenues and direct expenses of BAV, Inc. (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding the presentation of abbreviated financial statement) for the period from January 1, 2014 through December 5, 2014, appearing in the prospectus included in Registration Statement No. 333-215557.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 14, 2017